EXHIBIT 99.2

August 10, 2020

To the Stakeholders of Steel Partners Holdings L.P.:

When I wrote to you earlier this year, we outlined our strategic plan to sell underperforming businesses and excess real estate, pay down debt, utilize our net operating losses (NOLs), continue to manage our pension assets and liabilities, and buy back common units. At that time, I said that the “implementation and execution of the plan will take two to three years, barring a worldwide economic slowdown or worsening of the effects of the coronavirus.” As you all know, the world has shifted dramatically since I wrote that in February, and we now battle both a global pandemic and a historic economic crisis.

We took swift actions to ensure our employees’ health and safety by implementing increased sanitation measures, social distancing, and health monitoring. Our COVID-19 Task Force meets regularly to share best practices, create risk mitigation plans, and resource guides to safeguard our employees.

We are following the CDC guidelines, and we have transitioned critical salaried and sales employees successfully to work remotely during the COVID-19 crisis, including our entire corporate office staff. We are successfully connecting and collaborating with each other using Microsoft Teams, Zoom, and other apps while remaining physically apart. At this point, we are highly proficient at working remotely, and we are in the process of negotiating our leases, as we do not know when or even if we will return to a traditional office setting. I want to thank all our employees for remaining flexible and adapting to the new normal, and I also want to thank our Board of Directors for leading by example and working so diligently during this difficult time.

We took aggressive action to manage our businesses to mitigate the negative effects of COVID-19 on our financial results. On March 18, our Board of Directors unanimously approved the deferral and subsequent waiver of all Board and Management fees through the second quarter of 2020. We also initiated cost reduction actions, including employee furloughs, staffing reductions, and salary reductions of up to 35% for all salaried employees, 401(k) match suspension, and bonus payment deferrals. We froze all discretionary spending and aggressively managed working capital. In addition, in March 2020, the Company borrowed approximately $140 million under its senior credit facility as a part of a comprehensive precautionary approach to increase the Company’s cash and liquidity position and maximize our financial flexibility. And, due to the uncertainty of the global markets, we made the decision to pay the quarterly dividend on the Series A Preferred Units in-kind.

We had a number of divestitures stall due to the pandemic as the buyers reduced their bids to unacceptable levels, lost financing, or were unable to do the necessary diligence because of quarantine requirements. However, we did sell excess real estate for $5.0 million, and we were able to reduce the debt outstanding related to API, our former subsidiary, by approximately $10.4 million through asset sales.

Within shared services, we streamlined departments as part of our Continuous Improvement Plan. We significantly reduced our audit fees, as well as our indirect spend on consultants. We reduced our Supply Chain, Business & Information Systems, Mergers & Acquisition teams, and other corporate functions by 33% (26 people) and transferred some of the responsibilities back to the business units. We expect to achieve a 34% reduction in total corporate spend during 2020. Bill Fejes, our Chief Operating Officer, left the Company, and Gordon Walker and I assumed his direct reports. We continue to review our corporate shared services for future efficiency gains, and we anticipate further cost reductions and automation over the next few quarters.

We are also evaluating changes within the sales and marketing departments of all our business units. The way we engage with customers and how both our customers and we go to market has shifted with the pandemic and is providing new opportunities to connect virtually while also reducing travel, entertainment, and other expenses.

At our US operations, between furloughs and reductions, our headcount has decreased by approximately 20% from 2,968 to 2,395 between January 1 and June 30. As the profitability of our businesses has increased from the April and May lows, we have rolled back the salary reductions that were put in place in March.

The first half of this year has been challenging, but also has been full of opportunities. With 453 employees currently working remotely, we are looking at tasks and communication differently. We are now much more team and project-oriented versus functional silos. In this new structure, we are evaluating our people, processes, procedures, and policies and asking ourselves where we can do things differently.

As part of our SteelGrow program, we always look at candidates within our organization that we can promote before hiring from the outside. Over the last few months, we have seven new leaders across our 13 operating companies, with four of these leaders being promoted from within. Steel Connect also has two new leaders in place for both its business units. We strive to build a diverse workforce and leadership team that can “grow from within” as current leaders retire and exit.

In April, we decided to split the Power Solutions Group back into two distinct companies to reduce overhead and increase accountability. Tim Croal, CEO of the Power Solutions Group, retired after six years with Steel Partners, which led to the promotion of Karim Alhusseini to President of SL Power Electronics and the hiring of Shawn Smith as President of MTE Corporation.

John Ashe transitioned to Chief Executive Officer of IWCO Direct in May. He had most recently been at Lucas Milhaupt as President & CEO. With John’s departure from Lucas Milhaupt, Rich Ballenger was promoted to President. Also, in June, Fawaz Khalil joined ModusLink as President, replacing John Whitenack.

Other management changes include Tom Rimel, being promoted to President of Dunmore, replacing Matt Sullivan. Martin Brown was promoted to President of Steel Sports, replacing Mark Cole, who is remaining in an advisory role. Joining Steel Partners are Cliff Gilbert, who joined Kasco as President in June, and Lisa Presutti, who joined HandyTube as President in July.

COMMITMENT TO FIGHT RACIAL INJUSTICE

We at Steel Partners believe Black Lives Matter. We do not condone any form of discrimination and will not tolerate any action or communication that is counter to our company values. As stated in our policies, “All Steel Partners employees have the right to work in an environment free from all forms of discrimination and harassment.”

We recognize that we have work to do. To drive change and accountability across the organization, we are creating the Steel Partners Diversity & Inclusion Council. We hope to create a space for reflection, action, and engagement to advance equality. As we embrace our core values of Teamwork, Respect, Integrity, and Commitment, we will do our part to listen, learn, and act.

We understand that racism and injustice are complex issues and that we cannot tackle these issues alone. We look forward to having conversations with our Black and minority employees about how we can provide better support to people of color and continue to make Steel Partners a place where everyone feels included.

FINANCIALS

Revenue for the second quarter ended on June 30, 2020 decreased to $295.4 million, compared to $385.7 million for the same period in 2019. Loss from continuing operations for the second quarter was $0.4 million, compared to income of $24 million for the same period in 2019. Net loss attributable to the Company’s common unitholders for the second quarter ended on June 30, 2020 was $1.9 million, or a loss of $0.07 per diluted common unit, compared to net income of $21.1 million, or $0.61 per diluted common unit, for the same period in 2019.

Revenue for the six months ended June 30, 2020 decreased to $643.3 million, compared to $741.5 million for the same period in 2019. Loss from continuing operations for the six months ended June 30, 2020 was $36.9 million, compared to income of $43.7 million for the same period in 2019. Net loss attributable to the Company’s common unitholders for the six months ended June 30, 2020 was $63.6 million, or a loss of $2.55 per diluted common unit, compared to net income of $36.7 million, or $1.09 per diluted common unit, for the same period in 2019.

Steel Partners generated $38.9 million and $75.9 million adjusted EBITDA for the three and six months ended June 30, 2020, respectively, as compared to $51.3 million and $93.2 million for the same periods in 2019, respectively.

As of June 30, 2020, consolidated senior debt, including our loan guarantee liability, was $418.5 million, an increase of approximately $80.4 million compared to December 31, 2019. In February, we redeemed 1.6 million preferred units for $40.4 million.

As of June 30, 2020, the Company’s pension deficit is unchanged from December 31, 2019 at $183.2 million. For 2020, we have deferred the pension contributions until January 2021, as allowed under the CARES Act.

The Company had $231.5 million in available liquidity under its senior credit agreement, as well as $56.5 million in cash and cash equivalents, excluding WebBank cash, and approximately $214.9 million in marketable securities and long-term investments.

Our senior debt net leverage (senior net debt divided by Trailing Twelve Months (TTM) adjusted EBITDA) was 0.80x as of June 30, 2020 versus 0.24x as of December 31, 2019. Our total net leverage ratio (senior net debt plus our pension and preferred unit liabilities divided by TTM adjusted EBITDA) was 2.60x as of June 30, 2020 versus 2.07x as of December 31, 2019.

The book value of our units was $17.05 on June 30, 2020, compared to $18.89 as of December 31, 2019.

Our Q2 financial results, although down significantly, were still positive as a result of the aggressive actions that we implemented to offset the negative effects of the pandemic and economic downturn.

MARKETABLE SECURITIES & LONG-TERM INVESTMENTS

Steel Connect, Inc. (NASDAQ: STCN), www.steelconnectinc.com, provides services through its two wholly-owned subsidiaries, IWCO Direct and ModusLink. Steel Connect has a year-end of July 31 and will be reporting results in October 2020.

I am the Executive Chairman and Interim Chief Executive Officer of Steel Connect, and Doug Woodworth is the Chief Financial Officer of Steel Connect.

Steel Partners has three investments in Steel Connect. We have convertible notes totaling $14.9 million. We also have preferred stock, which can be converted into common stock, with a cost basis of $35.0 million. And, we have common stock valued at $10.9 million. Our ownership in Steel Connect is 48.9% on an as if converted basis, for a total value of $43.6 million.

IWCO Direct, www.iwco.com, is a wholly-owned subsidiary of Steel Connect and a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. It is one of the largest direct mail production providers in North America, with a full range of services including strategy, creative, and production for multichannel marketing campaigns, along with one of the industry’s most sophisticated postal logistics strategies for direct mail.

John Ashe joined IWCO Direct as CEO in May 2020 after the resignation of longtime CEO Jim Andersen. John was the mentor for our inaugural cohort of our SteelGrow Leadership Development Program, and he has continued to develop and mentor subsequent leadership teams throughout Steel Partners. Before joining IWCO Direct, John served as President and Chief Executive Officer of Lucas Milhaupt since 2018. He was previously Senior Vice President and General Manager at OMG and held leadership roles there from 1992 to 2018. To further strengthen IWCO Direct’s leadership team, there have been numerous changes to the senior management team, and a major reorganization of people and processes has begun.

IWCO Direct moved quickly when COVID-19 struck the industry in mid-March. Employee health and safety was our top priority. As an essential business, all IWCO Direct facilities remain operational, with all customer requirements being met. Q3 profit margin increased despite the downturn as a result of aggressive cost actions and working capital management measures, including reduced production hours, salary reduction, and two staffing reductions. All customer requirements are being met with on-time delivery over 99%. IWCO Direct is focused on short-term and long-range strategies that grow market share, drive sales, enhance results, and achieve optimal performance.

ModusLink, www.moduslink.com, is a wholly-owned subsidiary of Steel Connect and provides supply chain and eCommerce solutions to help customers across a diverse range of industries, including consumer electronics, telecommunications, computing & storage, software & content, consumer packaged goods, medical devices, retail & luxury, and connected devices.

Fawaz Khalil joined ModusLink in June 2020 as President & CEO. Fawaz had most recently been a Lean Management consultant, and he had previously been President & CEO at Halco Lighting Technologies and President at Filtration Group. His process-driven leadership will help ModusLink continue to deliver value to all stakeholders.

During the pandemic, ModusLink increased both revenue and profitability driven by increased demand for our customers’ products in the computing markets along with cost reduction measures focused on cash management and liquidity.

Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD), www.rocket.com, manufactures aerospace and defense systems and has a real estate business. At the end of the second quarter, our investment in Aerojet Rocketdyne Holdings was worth $156.6 million.

I am Executive Chairman, and we have been invested in Aerojet Rocketdyne for 20 years. Eileen Drake is Chief Executive Officer and President of Aerojet Rocketdyne, responsible for defining the company’s vision, guiding the strategic business plan, and building relationships with customers and stakeholders.

Overall, Aerojet Rocketdyne had a positive second quarter and strong first half of the year. Sales were up 6% year over year, primarily driven by growth in defense programs, including GMLRS and MRBM. Margins in the quarter were a solid 14.9%, reflecting a continued focus on strong program performance. The backlog has once again reached an all-time high – $6.8 billion at quarter-end. Included in the backlog was the NASA contract modification award received in May to produce an additional 18 RS-25 engines in support of deep space exploration missions. Free cash flow of $131.5 million was excellent in the quarter, bringing year-to-date free cash generation to $111.4 million, compared with $24.3 million in the first six months of 2019. Aerojet Rocketdyne ended the second quarter with over $1 billion in cash.

The safety protocols that were put in place during the first quarter to combat the potential disruptive impact of COVID-19 continue. The majority of its non-touch employees still work remotely, and they continue to enforce various safety protocols for those employees who are on site.

Aviat Networks, Inc. (NASDAQ: AVNW), www.aviatnetworks.com, is a leading expert in networking solutions. Aviat is headquartered in Austin, TX, with operations throughout the world. In addition to microwave networking hardware and software solutions, Aviat provides a comprehensive suite of localized professional and support services. As of June 30, 2020, our investment in Aviat was worth $12.2 million.

Pete Smith joined Aviat as President and Chief Executive Officer in January 2020. He leads the advancement of the financial and operational performance, while strategically navigating through a rapidly evolving industry. Since joining, he has made significant leadership changes while putting his fingerprints on the business.

Aviat Networks has a June 30 year-end and will report results accordingly. For the third quarter, revenue was up 13.6%, gross margins grew by 570 basis points, and Adjusted EBITDA improved by $4 million compared to the fiscal 2019 third quarter. The balance sheet remains strong, and the cash position improved over $1 million sequentially and by $7.3 million since the fiscal year began. Overall, when you look at the progress throughout the full fiscal year, with everything the business has faced, including contractor/manufacturer issues, management changes, and the COVID-19 pandemic, they are pleased with the results and market position. There are a lot of changes underway now and more to come that should open new revenue streams and drive profitability, which in turn, should lead to increased shareholder value.

BUSINESS UNIT UPDATES

Our business units have largely returned to pre-pandemic levels of revenue and profitability except for a few: JPS, Steel Energy, WebBank, and Steel Sports. Almost all our business units have all been deemed essential businesses, and the focus remains on protecting the health of our employees and ensuring uninterrupted delivery to our customers, as well as maintaining and increasing profitability.

DIVERSIFIED INDUSTRIAL SEGMENT

Dunmore, www.dunmore.com, is a developer and manufacturer of performance coated, laminated, metalized film, and other thin materials. Dunmore generates revenue in a variety of markets, including aerospace, product identification, labels, imaging materials, solar, building materials, and specialty packaging.

Tom Rimel was promoted to President of Dunmore International in January. Prior to that, Tom had been Chief Operating Officer at Dunmore. Tom has been with Dunmore since 1998.

Economic conditions from the COVID-19 pandemic brought significant changes to product demand and the product mix, requiring some shifts in both near term strategy and the cost structure of the business. Lower demand in the aerospace market was offset with furloughs, cost reductions, and staffing reductions, which allowed the business to remain profitable during the first half of the year and improve year over year. Dunmore is driving new products and new initiatives in aerospace, insulation, and antimicrobial coated products to accelerate revenue growth to offset revenue reductions in some of its core markets.

HandyTube, www.handytube.com, is a premium manufacturer of seamless tubing used in aerospace & defense, medical, oil & gas, and industrial markets for the flow of gas, steam, and liquid in harsh environments.

Lisa Presutti joined HandyTube as President in July 2020. Lisa was most recently at IDEX Corporation, where she was General Manager at their Aegis Flow Technologies business. She has extensive experience in maximizing revenue and profitability while driving customer satisfaction. We are excited to have her expertise and leadership.

HandyTube continues to perform well and win business from competitors with improved year over year revenue and profitability. Lower commercial aerospace volumes were offset with additional wins in chemical processing and instrumentation, space exploration, and alternative energy markets.

Indiana Tube, www.indianatube.com, is a premium manufacturer specializing in welded, low carbon, and HSLA steel tube.

Ron Hawkins is the President of Indiana Tube. Ron has been with the company in leadership roles since 2006. He has done a great job leading the company through the pandemic and economic crisis.

Through the COVID-19 pandemic, Indiana Tube has taken actions to offset the decline in automotive, agricultural, and oil & gas market segments. The management team did a great job of leading the company through the auto industry shut down by implementing furloughs and staffing reductions to remain profitable. We are expanding our opportunities across market segments and have taken substantial proactive steps to build a solid foundation to sustain another downturn and remain cash positive.

JPS, www.jpscm.com, is a leading manufacturer of high strength composite reinforcement fabrics used for industrial applications, including woven quartz. Our advanced composite fabrics are used in applications that range from vehicle armor to aircraft interiors, circuit boards, and surfboards.

Gary Wallace is the President of JPS. Gary has been with JPS for over 40 years. His leadership and industry knowledge are unmatched.

The current state of the automotive and aerospace markets is having a detrimental effect on our 2020 financial performance. In response, we have continued working with our customers to develop new products and enhance the products we currently produce. Despite the decline in revenue, JPS has continued to remain profitable through aggressive cash management and cost controls, including salary & staffing reductions, and furloughs.

Kasco, www.kasco.com, is the industry leader in cutting blades and service to the meat and wood processing, retail, and institutional food industries. Our cutting-edge products include band saw blades, meat grinder plates & knives, and cutlery. We also offer a vast array of butcher supplies, seasonings, replacement parts, and repair services to grocers, food service management, and meat, seafood, deli, and bakery departments.

Cliff Gilbert joined Kasco as President in June 2020. Cliff was most recently the Vice President of Integration at Altra Industrial Motion. He has an extensive background in business development and an outstanding track record in driving operational efficiency.

During the COVID-19 pandemic, the food retail & grocery market industry surged as much of the economy sheltered in place. Kasco, along with our retail customers, stepped up to meet the demand. The successful field restructuring and realignment of the US mobile and distribution services in 2019 have provided an increase in revenue and numerous cost-saving measures leading to historic profitability levels.

Lucas Milhaupt, www.lucasmilhaupt.com, is a global leader in brazing. Since 1942, Lucas Milhaupt has developed innovative metal joining solutions to improve process efficiencies, quality, and safety for industrial original equipment manufacturers. We serve the aerospace, automotive, power generation, electronics, medical device & component manufacturing, and the HVAC & refrigeration markets.

Rich Ballenger was recently promoted to President of Lucas Milhaupt when John Ashe was appointed Chief Executive Officer of IWCO Direct. Rich was most recently Vice President & General Manager, and he was previously with MTE as Vice President of Sales & Engineering. John also continues to serve as Chairman of Lucas Milhaupt to ensure a smooth transition.

As COVID-19 struck, we implemented aggressive cost-saving measures to offset the slowdown, which has allowed us to maintain our historical levels of profitability. We are investing in application engineering to build on our strength of solving customer pain better than any competitor in the market and continuing our focus on improving our customers’ experience.

MTE, www.mtecorp.com, designs, manufactures, and supplies power quality electromagnetic products primarily for the medical, HVAC, industrial, semiconductor, oil & gas, and agriculture industries. The company’s products are used to protect equipment from power surges, bring harmonics into compliance, and improve the efficiency of variable speed motor drives.

Shawn Smith joined MTE as President in April after most recently being Vice President at Ametek responsible for the Test & Measurement Business Units. He has extensive experience in sales, marketing, and business development. Shawn succeeds Tim Croal, who retired after six years of service as GM and President of the Power Supply Group.

COVID-19 has had a detrimental impact on MTE’s operational and financial performance. During Q2, its operating plants were forced by local authorities to temporarily close. In addition, demand from its oil & gas end markets dropped significantly. Despite these operational and commercial issues, management has been able to remain cash positive through extensive cost controls and cash management countermeasures. MTE is focused on improving its labor capacity and productivity in the second half of 2020 to meet the build-up of backlog from its medical customers.

MTI, www.slmti.com, is a manufacturer and developer of precision, high-performance electric motors, drives, and controllers in addition to precision winding components. We are a preeminent supplier of high-spec, mission-critical motors in the aerospace & defense markets. We are a category leader in the space and commercial markets.

Dave Ruppel has been the President of MTI since 2017. Dave has many years of experience in both operational excellence and strategy deployment.

MTI has remained ahead of plan in revenue and profits despite the pandemic and economic slowdown. We have differentiated ourselves through the crisis with strong planning and execution, and as a result, are positioned for growth. The foundational work of improving talent, footprint consolidation, and sales integration efforts are paying off. We were able to offset the reduced demand in commercial aerospace with increased demand in the defense business. Profitability has increased year over year.

OMG, www.omginc.com, is a leading US manufacturer and global supplier of specialty fasteners, adhesives, tools, and related products for the commercial and residential construction markets. These products are sold through three main channels; private label, home centers, and lumberyards.

An employee of OMG for 35 years, Hubert McGovern has been President since 2003. Under his leadership, OMG has built its culture on safety, respect, continuous improvement, collaboration, and communication.

In its FastenMaster business, OMG has benefited from increased demand at home improvement centers; however, this tailwind was partially offset by the impact COVID-19 had on the demand for roofing products. Management implemented several cost-saving, cash protection, and working capital initiatives that produced record profitability.

SL Power Electronics, www.slpower.com, is a global leader in the design, manufacturing, and marketing of differentiated internal and external AC/DC and DC/DC power conversion solutions for highly demanding medical, test & measurement, lighting, and industrial applications.

Karim Alhusseini was promoted to President of SL Power in April. Karim joined SLPE in 2015 and previously served as its Vice President & General Manager. Karim succeeds Tim Croal, who retired after six years of service as GM and President of the Power Supply Group.

SL Power Electronics remained profitable despite temporary plant shutdowns due to COVID-19 in China and Mexico during the first half of 2020. Demand has been very strong, particularly from SLPE’s medical end-market. The company is laser-focused on operational execution to work through its historically high backlog and continued development of its innovative solutions.

FINANCIAL SERVICES SEGMENT

WebBank, www.webbank.com, is an FDIC insured, state-chartered industrial bank headquartered in Salt Lake City, Utah. WebBank offers a wide variety of products either directly to our consumer customers via savings accounts and time deposits, or through our strategic partnerships, providing niche financing solutions to businesses and consumers.

Kelly Barnett is the President of WebBank. Kelly joined WebBank in 2006 and became President in 2011. He has over 26 years of financial accounting and management experience.

The first six months of the year were mixed due to the COVID-19 pandemic and economic slowdown. We increased loan loss reserves based upon expected loan performance deterioration associated with the COVID-19 pandemic. In Q2, we began rapidly processing Payroll Protection Program (PPP) loans, and we completed approximately $2.1 billion of PPP loans with our partners. We were profitable for the six months ended June 2020. Going forward, there is a substantial amount of activity onboarding new partners and launching new products. Our net worth is about $175 million, and our capital ratio is very strong.

ENERGY & SPORTS SEGMENT was brought to a virtual standstill with the onset of the pandemic and economic crisis. Energy continues to deliver positive results despite the significant headwinds. Sports was able to get back on the field and is now operating in all regions.

Steel Energy is a portfolio of energy companies providing well servicing rigs for workover & completion, well logging & pump-down perforating, and well testing & flow-back operations in the Bakken and Permian basins.

Stewart Peterson has been the President of Steel Energy since 2016 and has been with the company since it acquired Black Hawk Energy Services in 2013. He has over 45 years of experience in the oil & gas industry. Stewart and his leadership team have built a very strong culture of safety and quality that starts with its people. The people of Steel Energy are the focus and will continue to be the key differentiator from their competition.

COVID-19 has severely disrupted the oil & gas industry. With closed economies, stay-at-home orders, and the devastating impact on commercial airlines, the demand for oil fell off a cliff in mid-March and into April and May with storage issues. Steel Energy reacted quickly and stripped out its variable costs and restructured to meet the low demand. Steel Energy’s rig production dropped significantly from Q1 production levels, but through management’s action, it has remained cash positive. As the oil industry stabilized in June and economies re-opened, Steel Energy has been able to ramp up as quickly as it ramped down. Steel Energy’s speed to market is beating the competition and has provided new business.

Steel Sports, www.steelsports.com, is a social impact organization dedicated to helping kids thrive by teaching life lessons and building character and leadership through youth sports. Through the Steel Sports Coaching System, we aim to be the gold standard in youth sports and teach our core values of Teamwork, Respect, Integrity, and Commitment.

Martin Brown was promoted to President in June of 2020. He joined Steel Sports as the National Club Director of Operations in April 2018. He succeeded Mark Cole, who has moved to an advisory role to continue to develop the Steel Sports Coaching System. The restructuring has started, and the company has moved to a product-based operation with more emphasis on central controls.

COVID-19 has had a material impact on Steel Sports. Due to the seasonality of the organization, we effectively lost one-fourth of revenue. We made the difficult decision to furlough every employee on March 20 and effectively ran close to a zero payroll until June 15. During that time, we went into cash conservation mode by reducing fixed costs and renegotiating contracts. The staff of the restructured business is now fully on board, and we are now operating programming in each of our regions as states have re-opened.

LOOKING AHEAD

I want to thank all our stakeholders, including but not limited to our employees, suppliers, and customers, for their hard work and sacrifice. As almost all our businesses were considered essential, our employees have continued to show up every day and focused on delivering quality products and services to our customers during a very difficult time. Their grit and perseverance have not gone unnoticed, and our entire management team is grateful. To celebrate, we recently concluded our Thanks and Gratitude (TAG) program where employees thanked each other. It was inspiring to read the notes and provided a great opportunity to show our appreciation for each other.

Ultimately, Steel Partners is a purpose-driven organization that positively impacts kids and helps them thrive through our Steel Sports organization. By developing kids with a growth mindset, grit, and character, we are developing the next generation of Steel Partners employees.

As our college students around the country are faced with another school year of remote learning due to the pandemic, many are looking at alternatives to help them gain practical knowledge until they can return to a more traditional college experience. We also have many recent graduates that are entering a challenging job market with unprecedented unemployment. Steel Partners is now offering internships throughout the school year, as well as entry-level positions, to help fill the void for these kids, and we are prioritizing the children of our stakeholders. By providing mentorship and experience, we will continue to build our Steel Partners alumni organization. If you or someone you know are interested, please message steelgrow@steelpartners.com.

As we look forward to the second half of 2020, we certainly do not have a crystal ball to predict the future. However, our strategy has not changed. We will continue to take aggressive actions to increase our margins. We are exploring all options, including the sale or merger of individual business units, excess real estate, and assets. Our goal is to continue to reduce costs, increase profits & return on invested capital, pay down debt, look for opportunistic tuck-in acquisitions, and lastly to buy back LP units when we have the financial resources and liquidity.

We are disappointed in the low unit price, and we hope that the actions we are taking will be properly reflected in the unit price over the long term. There is always room for improvement, and we continue to look for ways to get better every day.

We wish everyone health and wellness during these difficult times, and we are optimistic about the future.

Respectfully,
Warren Lichtenstein
Executive Chairman